POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OFGUARANTEE PREMIUMS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF GUARANTEE PREMIUMS]

Benefits	Monthly Premium	1c[Premium Period]
No Lapse Guarantee	2[$36.99]	3[20] Years

4[Option to Purchase Additional Insurance Rider	5[$TBD]	First 6[5] Years

Children’s Term Insurance Rider	5[$TBD]	First 6[30] Years

Disability Waiver of Monthly Deductions	5[$TBD]	First 6[30] Years

Long Term Care Services Rider	5[$TBD]	First 6[86] Years]

You can, within limits, make premium payments at any time and in any amount. However, the monthly premiums shown above are used to determine whether the No Lapse Guarantee benefit is in effect as described in the “Grace Period” provision, if applicable.

If the Net Policy Account Value at the termination of the No Lapse Guarantee Period shown above is not sufficient to cover total monthly deductions due at that time, this policy will terminate without value unless an additional payment is made.

ICC23-09-100-4	PAGE 4

1[[POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OFEXTENDED NO LAPSE GUARANTEE PREMIUMS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF GUARANTEE PREMIUMS]

Benefits	Monthly Premium	1c[Premium Period]

No Lapse Guarantee	2[$36.99]	3[20] Years

4[Extended No Lapse Guarantee	5[$63.92]	First 6[86] Years

Extended No Lapse Guarantee Premium for Option to Purchase Additional Insurance Rider	7[$17.40]	First 8[5] Years

Extended No Lapse Guarantee Premium for Children’s Term Insurance Rider	9[$3.02]	First 10[30] Years

Extended No Lapse Guarantee Premium for Disability Waiver of Monthly Deductions	11 [$6.75] 11[$5.36] 11[$5.12]	12First [5] Years Next 12[25] Years Next 12[56] Years

Extended No Lapse Guarantee Premium for Long Term Care Services Rider	13[$2.82]	First 14[86] Years]

You can, within limits, make premium payments at any time and in any amount. However, the monthly premiums shown above are used to determine whether the Extended No Lapse Guarantee is in effect will prevent the policy from going into default as described in the “Grace Period” provision and the Extended No Lapse Guarantee Rider.

If the Extended No Lapse Guarantee, terminates after the termination of the No Lapse Guarantee Period, and the Net Policy Account Value is not sufficient to cover total monthly deductions due at that time, this policy will terminate without value unless an additional payment is made.]

ICC23-09-100-4	PAGE 4a

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS]

Premium Charge:

We deduct an amount not to exceed 1[8%] from each premium payment.

2[Extended No Lapse Guarantee Premium Charge:

We deduct an amount not to exceed 2a[11%] from each premium payment for this rider during the Extended No Lapse Guarantee Period.]

FOR INFORMATION OR TO MAKE A COMPLAINT

ADMINISTRATIVE OFFICE:

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

3[LIFE OPERATIONS

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262

(800) 777-6510

www.equitable.com]

We will notify you of any change in our address. We will not consider any correspondence you send to us as having been received until it is recorded at our Administrative Office.

Contact for Contract State. Please use the contact information on the attached listing if you need to contact the state insurance department where your policy was purchased.

ICC23-09-100-4	PAGE 4.1

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT]

BENEFITS		1c[PERIOD]
Base Policy Cost of Insurance Charge	Maximum monthly cost of insurance rate for the base policy (see page 4.3) times thousands of base policy net amount at risk.	1[86] Years

2[Variable Index Segment Account Charge	An amount not to exceed 2a[0.1375%] each policy month of each Segment Account while any Segment is in effect.	All Years]

Mortality and Expense Risk Charge	An amount not to exceed 3[0.85%] each policy month of the amount of your Policy Account that is then allocated to the investment funds of our Separate Account 4[, including the VIO Holding Account and VIO Segment Accounts].	All Years

Administrative Charge	Each policy month during the first policy year: an amount not to exceed 5[$0.14] for each $1,000 of Initial Base Policy Face Amount plus an amount not to exceed 6[$15.00].	1 Year

Each policy month during the second and subsequent policy years: an amount not to exceed 5[$0.14] for each $1,000 of initial base policy face amount plus an amount not to exceed 6[$10.00].

Each policy year following an approved requested face amount increase, we deduct at the beginning of each policy month a fixed amount for each $1,000 of face amount increase that exceeds the previous highest face amount. This amount is determined based on the attained age, sex, and tobacco or non-tobacco user status of the insured person on the effective date of the increase. Changes in the base policy face amount resulting from a change in death benefit option will not be considered in computing the previous highest face amount. ~~8~~

1[85] Years To attained age 121 as measured from the effective date of increase, if applicable.
7[Extended No Lapse Guarantee

Mortality and Expense Risk Charge	8[0.35%] 8[0.85%]	8[Years 1-15] 8[Years 16-86] 1[86] Years
Administrative Charge

1[51] Years to attained age 121 as measured from the effective date of increase, if applicable.

Each policy year following an approved requested face amount increase, we deduct 9[$0.14] at the beginning of each policy month a rider charge for each $1,000 of face amount increase that exceeds the previous highest face amount. The charge is determined based on the attained age of the insured person on the effective date of the increase and will be equal to the amount per $1,000.

to attained age 121 as measured from the effective date of increase, if applicable.]

ICC23-09-100-4	PAGE 4.2

POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF BASE POLICY NET AMOUNT AT RISK 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF BASE POLICY NET AMOUNT AT RISK]

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
1[35	0.07500	65	0.66500	95	22.97500
36	0.08750	66	0.73667	96	25.04667
37	0.09833	67	0.81333	97	27.30667
38	0.10833	68	0.89833	98	29.83083
39	0.11417	69	0.99417	99	32.58167

40	0.11917	70	1.10750	100	35.52000
41	0.12583	71	1.24167	101	38.34167
42	0.13417	72	1.40167	102	41.25000
43	0.14167	73	1.58917	103	44.19500
44	0.14917	74	1.80333	104	47.11917

45	0.15250	75	2.04250	105	49.95833
46	0.15917	76	2.30500	106	52.64583
47	0.16417	77	2.59583	107	56.64917
48	0.17083	78	2.91750	108	61.08083
49	0.17833	79	3.28667	109	66.01917

50	0.18750	80	3.71417	110	71.55333
51	0.20167	81	4.21750	111	77.81083
52	0.21917	82	4.78417	112	83.33250
53	0.24000	83	5.44833	113	83.33250
54	0.26167	84	6.22417	114	83.33250

55	0.28333	85	7.13500	115	83.33250
56	0.30333	86	8.20000	116	83.33250
57	0.32250	87	9.44250	117	83.33250
58	0.34250	88	10.86833	118	83.33250
59	0.36583	89	12.44083	119	83.33250

60	0.39583	90	14.14833	120	83.33250
61	0.43500	91	15.93750	121 AND	00.00000]
62	0.48333	92	17.76333	ABOVE
63	0.53750	93	19.60583
64	0.59917	94	21.37083

ICC23-23-100-4	Page 4.3

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF SURRENDER CHARGES 1a[EFFECTIVE DATE]

FOR THE 1c[INITIAL] BASE POLICY FACE AMOUNT

1b[THE TABLE BELOW SHOWS THE SURRENDER CHARGE FOR THE CURRENT FACE AMOUNT. THIS TABLE REPLACES ANY PREVIOUS TABLE OF SURRENDER CHARGES. THE SURRENDER CHARGE IN THE FIRST POLICY MONTH BEGINNING ON MAY 11, 2023 IS $1,742.42.]

BEGINNING OF POLICY YEAR	CHARGE	BEGINNING OF POLICY YEAR	CHARGE
1[1	$1,770.01	9	$1,291.82
2	1,758.07	10	1,205.59
3	1,742.42	11	1,116.24
4	1,675.06	12	1,022.93
5	1,603.92	13	908.06
6	1,530.66	14	596.72
7	1,454.35	15	285.40
8	1,374.17	16 AND LATER]	0.00]

A surrender charge will be deducted from your Policy Account if this policy is given up for its Net Cash Surrender Value 2[within the first 3[fifteen] policy years]. The surrender charge in the first policy month of each policy year is shown in the table above. The surrender charge declines uniformly in equal monthly amounts within each policy year until it reaches zero in the twelfth month of policy year 3[fifteen].

This table assumes no 4[future] face amount increases. Additional surrender charges may apply for certain 4[future] face amount increases. See the “surrender charges” provision of this policy for a description of changes to surrender charges for face amount increases.

If the base policy face amount is reduced 2[within the first 3[fifteen] policy years] or within 3[fifteen] years following a face amount increase, a surrender charge will be deducted from your Policy Account. See the “Surrender Charges” provision of this policy for a description of the surrender charge deducted for a face amount reduction.

ICC23-23-100-4	Page 4.3